Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 23, 2021	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES A 10 PERCENT INCREASE IN ITS QUARTERLY DIVIDEND AND THE APPOINTMENT OF BRADY M. FRITZ AS VICE PRESIDENT, GENERAL COUNSEL, AND CORPORATE SECRETARY

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on March 22, 2021, the Board authorized a $0.33 per share quarterly dividend to be paid to shareholders of record at the close of business on April 15, 2021, with a payment date of April 29, 2021. This represents an increase of $0.03 per share, or 10 percent, in the Company’s quarterly dividend.

The Company also announced that Brady M. Fritz has been appointed to the position of Vice President, General Counsel, and Corporate Secretary effective immediately upon approval from the Board of Directors at its March 22, 2021 meeting. Ms. Fritz was hired by the Company on December 10, 2018 and has served as General Counsel and Corporate Secretary since that time.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 442 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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